CODE OF ETHICS AND PERSONAL TRADING POLICY FOR EMEA

Applicable To	• All Covered Persons (as defined below) • All entities listed on Exhibit A (collectively, “Invesco EMEA”)
Departments Impacted	• Global Ethics Office” or “GEO” (as defined in the Policy)
Risk Addressed by Policy	• Clients are harmed because of a Covered Person’s conflict of interest, violation of fiduciary duties or fraudulent/deceptive personal trading activities.
Relevant Law & Related Resources

•   Rule 11.7 and 11.7A under the Conduct of Business Sourcebook (UK)

•   Principle 8 under FCA's Principles for Businesses (UK)

•   Article 321-42 to 45 under AMF Rule Book (France)

•   Section 5.5.6. Personal Transactions under Circular CSSF 18/698 (Luxembourg)

•   Section BT 2 of BaFin Circular 05/2018 (MaComp); § 41 WpIG, Article 28 and 29 of Delegated Regulation (EU) 2017/565; Article 16 Directive 2014/65/EU (Germany)

•   Section 5. Avoidance/Disclosure of Conflicts of Interest under Swiss Funds & Asset Management Association Code of Conduct (Switzerland)

•   Rule 17j-1 under the Investment Company Act (“Rule 17j-1”)

•   Rule 204A-1 under the Investment Advisers Act (“Rule 204A-1”)

Approved By

•   Global Ethics Office (Owner): November 2022

•   Invesco Asset Management Limited (IAML): December 2022

•   Invesco Management SA (IMSA) Board: November 2022

•   Invesco Asset Management Deutschland (IAMD) Board: December 2022

•   Invesco Real Estate Management (IREM) Board: December 2022

•   Invesco Fund Managers Limited (IFML) Board: December 2022

•   Invesco Investment Management Limited (IIML) Board: December 2022

•   Invesco Asset Management (IAMCH) Board: November 2022

Version Date	January 2024

GLOSSARY

Background. Invesco is required to adopt and enforce a written code of ethics as well as to establish, maintain and apply policies and procedures that establish a system of controls to comply with securities laws and regulations, including, but not limited to, the management of conflicts of interest matters, which may include personal trading activities.

This Code of Ethics and Personal Trading Policy for EMEA (the “Code”) requires that Covered Persons (as defined below) adhere to high standards of ethical conduct and act with integrity in accordance with their fiduciary duties. The Code is intended to comply with the requirements of the Rules listed in the summary box above (collectively, the “Rules”).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

Definitions.

“Beneficial Ownership” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share in the economic interest or profit derived from the ownership of, or transaction in, a Covered Security.

“Client Account” means an Invesco Fund, a separately managed account, a personal trust or estate, an Employee benefit trust or any other account for which an Invesco EMEA Adviser provides portfolio management, investment advisory, sub-advisory or other ancillary services.

“Compliance Reporting System” means any third party, web-based application utilized by Covered Persons, excluding Independent Directors/Trustees, for compliance reporting (i.e., personal securities transactions, investment accounts, outside activities, etc.).

“Contingent Worker” means any Invesco consultant or contractor with access to the firm’s internal network systems.

“Covered Account” means any account that holds or may hold a Covered Security whether directly or through Beneficial Ownership, and as further described in Section B.1 below.

“Covered Person” means any of the following:

•	Employee (interns, part-time or full-time);
•	Contingent Worker;
•	Director or Officer of Invesco Ltd.;
•	any individual who is conducting business on behalf of an Invesco Adviser or affiliate and has access to the firm’s internal network systems or offices;

•	any person meeting the definition of “Access Person”, as defined in Rule 17j-1 or Rule 204A-1; or
•	anyone who, at the discretion of GEO, is deemed to be a Covered Person subject to the requirements of this Code.

With respect to the Code’s personal trading requirements and procedures, Independent Non-Executive Directors/Trustees (defined below) shall only be subject to those provisions set-forth under Section C.

“Covered Security” generally means, investment instruments or assets (public or private), unless otherwise exempt from the definition, are as follows:

•	stocks/shares (e.g., common, preferred or restricted) or bonds (e.g., corporate or municipal);
•	Exchange Traded Products (defined below);
•	Closed-end Funds and REITs;
•	Instruments that are convertible or exchangeable into a Covered Security;

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

•	Derivatives (e.g., options, futures, forwards, ADRs (American Depository Receipts)/GDRs (Global Depositary Receipts), swaps, commodities, warrants/rights, or other obligation whose value is derived or based on any of the above;
•	Limited Offerings/Limited Liability Company interests (defined below);
•	any Invesco Open-end Mutual Fund; and
•	any security/instrument that can be traded by an Invesco Adviser or affiliate on behalf of a client.

The following securities are exempt from the definition of “Covered Security:”

•	direct obligations of a Sovereign Government, its respective agencies, instrumentalities and any government sponsored enterprises;
•	bankers’ acceptances, bank certificates of deposit, commercial paper or high- quality short-term debt instruments (including repurchase agreements);
•	shares of an open-end fund for which Invesco does not serve as an investment adviser, subadviser or principal underwriter;
•	money market equivalent funds;
•	investment trusts that invest exclusively in open-end mutual funds for which Invesco does not serve as an investment adviser, subadviser or principal underwriter;
•	any unit investment trust (including those advised or sub-advised by an Invesco EMEA Adviser);
•	principal-protected or linked-note investment products; and
•	physical commodities (including foreign currencies).

“Delegated Discretionary Account” means an account for which a Covered Person has written evidence that decision-making authority has been completely relinquished to a professional money manager who is not a family member or not otherwise subject to this Code and over which the Covered Person has no direct or indirect influence or control.

“Employee” means an individual who serves as a director or officer of an Invesco EMEA entity or who is employed on a full-time or part-time basis by an Invesco EMEA entity or subsidiary thereof. For purposes of this Code, the term Employee also includes the Employee’s Immediate Family Members.

“ETP Access Person” means a Covered Person who has access to Material Non-public Information attached to Invesco ETPs including but not limited to any client transactions of Invesco ETPs and/or the holdings of an Invesco ETP or anyone else determined as such and notified by Compliance.

“Exchange-Traded Product” or “ETP” means a security traded on an exchange that: (i) tracks an underlying security, index or financial instrument; or (ii) uses a benchmark index but whose manager(s) may change sector allocations, market-time trades, or deviate from the index. The term “ETP” includes, among other things, exchange-traded funds (“ETFs”), exchange-traded notes (“ETNs”) and exchange- traded commodities (“ETCs”).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

“Global Ethics Office” or “GEO” means the team within Compliance that is responsible for monitoring conflicts in connection with a Covered Person’s personal trading, political contributions, outside business activities, and gifts and entertainment.

“Immediate Family Member” means a Covered Person’s:

•	Spouse
•	Domestic partner or equivalent (i.e., PACS (Civil Solidarity Pact), common law marriage, etc.)
o	Generally considered to be a permanent committed relationship; and
o	With Beneficial Ownership of their partner’s Covered Accounts
•	Child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law who shares the Covered Person’s household.

A roommate who is not a domestic partner or does not otherwise have one of the attributes above shall not be deemed to be an Immediate Family Member.

Questions regarding the applicability of this definition should be directed to the Global Ethics Office.

“Independent Non-Executive Directors/Trustees” means any director or trustee of an Invesco EMEA entity that has no other executive responsibilities or engagement in an Invesco Fund’s day-to-day activities beyond the scope of their duties as a director/trustee and does not make, participate in or obtain information regarding the purchase or sale of any Client Account’s portfolio securities as part of their service as a director/trustee.

“Initial Public Offering” or “IPO” means (i) any Covered Security which is being offered for the first time on a recognized stock exchange; or (ii) an offering of securities registered under the Securities Act, the issuer of which immediately before such registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended or foreign regulatory equivalents thereof.

“Invesco EMEA” means, collectively, the regulated entities outlined in Exhibit A.

“Invesco EMEA Adviser” means, collectively, the SEC-registered investment advisers outlined in Exhibit A.

“Investment Person” generally means a Covered Person (excluding Independent Directors/Trustees) who:

•	as part of their regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities in a Client Account (e.g., portfolio managers, securities analyst or traders); or
•	works directly with or is in the same department/investment team as a portfolio manager and is likely to be exposed to sensitive information relating to those Client Accounts for which the portfolio manager has responsibility (including those who serve an administrative function).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

”Limited Offering or Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 (“33 Act”), including but not limited to those offered according to Section 4(a)(2), 4(a)5, 4(a)6 or pursuant to Rule 504 or 506 under the 33 Act (e.g., Special Purpose Acquisition Company (SPAC), private equity fund or hedge fund, crowdfunding, private real estate investments such as Real Investment Trusts (REITs) or LLCs/LPs).

“MNPI” or “Material Non-public Information” means information not known to the public that may, if disclosed, have a significant impact on the price of a financial instrument and that a reasonable investor would likely consider relevant or important when making an investment decision.

“Rights Issue” or “Rights Offer” means a dividend of subscription rights to buy additional securities in a company made to the company's existing security holders.

“Robo-Advisor Account” means a Covered Person’s account that holds, or can hold, Covered Securities that is maintained on a digital platform to provide automated, algorithm- driven investment decisions with little to no human intervention.

"Special Purpose Acquisition Company" or "SPAC" is a company without commercial operations and formed specifically to raise capital through an IPO for the purpose of acquiring or merging with an existing company.

A. POLICY.

Invesco EMEA has a fiduciary relationship with respect to each of their Client Accounts. As such, Covered Persons shall:

•	place the interests of clients ahead of their personal interests;
•	conduct their personal trading in a manner consistent with this Code and other applicable policies to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility;
•	comply with applicable laws, rules and regulations; and
•	keep all MNPI (as defined above) confidential.

Invesco EMEA and Covered Persons are prohibited from:

•	profiting personally by using MNPI and disclosing MNPI to any person (except as may be permitted by law and in accordance with Invesco’s insider trading policies);
•	employing any device, scheme or artifice to defraud any Client Account;
•	making an untrue statement of a material fact or omitting to state a material fact to a client that, in light of the circumstances under which they are made, are necessary to make the statement non-misleading;
•	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit to a Client Account; or
•	engaging in any manipulative practice with respect to a Client Account or securities (including price manipulation).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

Invesco EMEA maintains other compliance policies that may be directly applicable to a Covered Person’s specific responsibilities and duties and that address additional standards of conduct for Employees. These policies are available on the Invesco Ltd. intranet site and include, but are not limited to:

• Global Code of Conduct • Global Insider Trading • Global Fraud Escalation • Global Political Contributions	• Global Outside Business Activities • Global Gifts and Entertainment • U.S. Gifts and Entertainment • Gifts and Entertainment (ICL)

Violations of any of the policies listed above may result in increased escalation. For further detail, refer to Section D regarding violations and sanctions.

B.	PERSONAL TRADING REQUIREMENTS.

1.	Covered Account Requirements for Covered Persons.

Covered Persons are required to report all investment accounts (i.e., Covered Accounts) for which they, or Immediate Family Members, have Beneficial Ownership, or have discretion, control or interests, whether such discretion, control or interests are exercised or not. It is presumed that a Covered Person can control accounts held by Immediate Family Members living in the same household.

UK Covered Accounts must be held with a regulated financial institution listed on the UK Designated/Approved Broker List1 (any active UK covered accounts as of the date of this code are exempt from this requirement, requirement is only applicable to new employees and new broker accounts.)

Covered Accounts include but are not limited to the following:

Brokerage Accounts	Discretionary/Robo-Advisor Accounts[2]	Employee Stock Plans (e.g., ESPPs, ESOPs or ISOs)
Retirement Accounts (e.g., IRAs, SIPPs, Superannuation, iDeCo, RRSP, TFSA or any other local equivalent)	Transfer Agent Accounts that hold reportable Covered Securities (e.g., Invesco open- end mutual fund account)	Mutual Fund, Collective Investment or WRAP Accounts, which hold Invesco open-end funds
Pension Plans, which hold Covered Securities (excluding Invesco open-end funds)	Stock and Shares ISAs (i.e., Investment ISA)	UTMAs and UGMAs
Invesco 401k, and the separate Schwab Personal Choice Retirement Account (“PCRA”)	529 Accounts that hold Covered Securities and the Invesco CollegeBound 529 plan

1The UK Designated/Approved Broker List is accessible through the Compliance Reporting System.

2Discretionary and Robo-Advisor Accounts must be disclosed. New and existing Discretionary and Robo- Advisor Accounts must be approved by GEO. The Covered Person must provide supporting documentation (e.g., managed account agreement) and other required information to GEO, including duplicate statements.

Discretionary and Robo-Advisor Accounts are not required to be held on the UK Designated/Approved Broker list.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

UK Covered Persons are required to ensure that Covered Accounts held with a broker located in the UK are maintained:

•	with a financial institution on the UK Designated/Approved Broker List (which may be accessed via the Compliance Reporting System);
•	in a qualified retirement plan that a Covered Person is not legally or unilaterally able to transfer.

All other EMEA Covered Accounts shall be maintained with a regulated financial institution.

Invesco Open-end Mutual Funds shall be held:

•	in an account maintained with a financial institution (or broker on the Designated/Approved Broker List for UK Covered accounts);
•	in a qualified retirement plan that a Covered Person is not legally or unilaterally able to transfer (Invesco Open-end Mutual Funds in Employee pension plans are not required to be reported);
•	a Covered Person’s Invesco 401(k) or equivalent, and the Invesco CollegeBound 529 plan; OR

•	directly with the Invesco Mutual Funds’ transfer agent.

Covered Persons may not purchase or hold Invesco affiliated open-end mutual funds beyond the above restrictions. This requirement does not apply to other Invesco securities.

All Other Covered Accounts (e.g., external retirement accounts, stock plans with third-party administrators):

•	Covered Persons shall direct the financial institution to submit statements and confirmations (or contract notes) to GEO;

•	If the financial institution is unable to provide transactional statements and confirmations (or contract notes) to Invesco, the Covered Person must notify GEO through the GEO Support Portal and will be responsible for submitting those documents upon request;

•	Trade confirmations (or contract notes) must be provided no later than 15 calendar days from the date of execution; and

•	Transactional Statements must be provided at least annually.

2.	Statements (Transactions) and Trade Confirmations (or Contract Notes).

•	Employees shall maintain a Covered Account with a financial institution that provides electronic trade confirmations (or contract notes) and statements directly to GEO.
•	If the financial institution fails or is unable to provide an electronic link or a hard copy, the Covered Person shall be personally responsible for providing transactional statements and trade confirmations (or contract notes) for the Covered Account(s) to GEO through the GEO Support Portal or where applicable, to their local Compliance upon request.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

•	All Covered Accounts must be reported in the Compliance Reporting System before trading begins or upon hire. Statements are not required for accounts that do not meet the Covered Accounts definition, such as accounts that are only able to invest in unaffiliated Open-end Mutual Funds.

3.	Pre-Clearance of Personal Trades.

Covered Persons and their Immediate Family Members are required to pre-clear Covered Securities transactions through the Compliance Reporting System as illustrated in Exhibit B.

Covered Persons are prohibited from executing a security transaction (trade) in a Covered Account until they are notified by GEO that the trade was approved. Covered Persons must carefully read the automated alert from the Compliance Reporting System, which includes the request status (i.e., approved or denied).

Covered Accounts in which a Covered Person has beneficial interest but does not exercise control (e.g., accounts for Immediate Family Members), all trade requests are required to be submitted through the Covered Person.

GEO will notify the Covered Person if the trade request was approved or denied.

Trade Authorization (i.e., Market Orders). Trade requests which have been submitted and approved within the Compliance Reporting System prior to market close are only valid for the current business day, unless the approval is granted after the close of the trading day (e.g., trading on a foreign market or OTC), then approval will not expire until the end of the next trading day.

If the trade is not executed within the approval window, a Covered Person shall be required to submit a new pre-clearance request and must receive approval if the Covered Person intends to trade in that security.

Prohibited Trade Orders. Covered Persons are required to avoid executing transactions outside of the approval window. Good ‘Til Canceled (GTC), Limit Orders and Stop-Limit Orders among other orders beyond the same trading day are prohibited.

Pre-clearance of Limited Offerings and Private Placements. Covered Persons and their Immediate Family Members must:

•	Pre-clear investments in Limited Offerings and Private Placements and receive approval from GEO before investing, and allow a minimum of three to five business days before the intended investment date to allow ample time for review.
•	Submit a Private Placement pre-clearance request through the Compliance Reporting System and include a detailed description of the investment and relevant documentation (e.g., offering deck, offering/private placement memorandum and term sheet).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

Additionally, Covered Persons seeking to invest in a Limited Offering/Private Placement sponsored by Invesco Ltd. and its affiliates:

•	Must pre-clear all transactions through the Compliance Reporting System if the investment is made alongside third-party investors.
•	May transact without pre-clearance if Invesco offers the investment exclusively to Employees.

In all instances, Limited Offerings and Private Placements are subject to ongoing reporting obligations. Please consult Legal and the Global Ethics Office if you have questions about these requirements before investing.

Exemptions from Pre-clearance. Purchases or sales of the following are exempt from the pre-clearance requirement:

•	Covered Securities in an approved Delegated Discretionary/Robo-Advisor Account;
•	Invesco Mutual Funds (excluding closed-end Invesco Funds);
•	Invesco ETPs (this Invesco ETP pre-clearance exemption does not apply to ETP Access Persons);
•	Unaffiliated broad-based ETPs; (this pre-clearance exemption does not apply to single-stock ETPs);
•	Currencies, cryptocurrencies and commodities, including trusts invested entirely in a currency, cryptocurrency, or commodity;
•	Securities held for Employees or an Employee’s Immediate Family Members in Invesco registered group retirement savings plans offered by an Invesco Ltd and affiliate; and
•	Shares purchased through an Employee share purchase plan or shares acquired under an equity awards program are also exempt from pre- clearance. Once the shares have vested, the sale of these Invesco shares is required to be pre-cleared.

4.	Trading Restrictions/Prohibitions.

Blackout Period.

Covered Persons are generally prohibited from trading any Covered Security in a personal account on a day during which a Client Account has a pending “buy” or “sell” order in the same Covered Security.

In addition:

•	Investment Persons with knowledge of trading in a Covered Security for a Client Account are prohibited from personal trading within three trading days before and three trading days after such Client Account transaction; and

•	All other Covered Persons with knowledge of trading in a Covered Security for a Client Account are prohibited from personal trading in the same Covered Security within two trading days after such Client Account transaction.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

Blackout Period Exemptions. Blackout period restrictions may be exempt if purchases and sales of a Covered Security comply with certain conditions (e.g., large market capitalization, daily trading limit, and certain categories of staff) as may be determined from time to time by the GEO. Refer to FAQ for details.

Short-Term Trading Restriction for all Covered Persons.

•	Covered Persons shall not profit from the purchase and sale of a Covered Security within 60 calendar days of the trade date of the same Covered Security. Gains are calculated on a first-in, first-out (FIFO) method.

•	This restriction shall apply to all Covered Securities, including those which are exempt from pre-clearance (e.g., Invesco Funds). Transactions in unaffiliated ETPs (except for single stock ETPs), currencies, cryptocurrencies and commodities based on an index of securities, currencies, cryptocurrencies, commodities and trusts invested entirely in a currency, cryptocurrency, or commodity are exempt from the 60-day holding period.

•	If a Covered Person trades a Covered Security within the applicable holding period, the full amount of any profit from the trade, which has not been adjusted to account for applicable taxes or related fees, shall be disgorged to a charity of Invesco Ltd.’s choice.

•	Covered Persons are exempt from the 60-day holding period if the trade transaction is executed at a loss.

Other Prohibitions. Covered Persons shall be prohibited from:

•	trading in options and derivatives;
•	trading a Covered Security of an issuer on the applicable Restricted List(s);
•	purchasing a Covered Security in an IPO or secondary offering;
•	purchasing a publicly listed SPAC when the targeted company is known;
•	participating in an investment club;
•	excessive short-term trading of any Invesco Open-end Mutual Funds according to the applicable limitations outlined in the respective prospectus or other fund disclosure documents;
•	engaging in personal trading of Covered Securities that is excessive or that compromises Invesco EMEA’s fiduciary duty to Client Accounts, as determined by the GEO in its discretion;
•	effecting short sales of a Covered Security in a Covered Account; and
•	trading options on common stock, single-stock ETPs, or Invesco ETPs when the underlying security is either not held or has been held fewer than 60 days.

The GEO may provide an exception to the Other restrictions, purchases and sales of a Covered Security subject to certain specifications (e.g., market capitalization, trading volume, certain categories of staff.)

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

5.	Special Requirements for Transactions in Invesco Ltd. Stock.

Transactions in Invesco Ltd. stock are subject to the pre-clearance and reporting requirements set forth above. Covered Persons are prohibited from engaging in transactions in publicly traded options such as puts, calls, and other derivative securities relating to Invesco Ltd.’s securities, on an exchange or any other organized market. Covered Persons should refer to the Global Insider Trading policy whenever they wish to transact in Invesco Ltd. securities in a Covered Account.

6.	Covered Person Reporting and Periodic Certifications.

Certification Requirements. All Covered Persons are required to complete a Code of Ethics acknowledgement on their employment start date with Invesco, and annually thereafter, to acknowledge and certify that they have received, reviewed, understand, and shall comply with the Code. In addition, Covered Persons will be required to acknowledge receipt and understanding of any material amendments or new interpretations of the Code.

Reporting Requirements. All Covered Persons are subject to initial (upon joining Invesco) and ongoing reporting requirements. These reports will be reviewed by GEO and are intended solely for internal use and are confidential unless required to be disclosed to a regulatory or government agency.

Summary of Reporting Obligations

New Hires[2]	Covered Persons
Upon joining the firm (due in 10 calendar days)	Quarterly (due no later than 30 calendar days after the calendar quarter-end)	Annual (due no later than 30 calendar days from distribution)
Covered Accounts/ Initial Holdings Report (including a list of all Covered Securities and private/limited holdings. All holdings must be as of the Covered Persons employment start date)

Quarterly Transaction Report

(excluding dividends reinvested, private/limited offering transactions previously disclosed, auto investment plans, payroll deductions, and transactions executed in an approved Discretionary/Robo-Advisor Account)

Annual Holdings & Private Investments Report (excluding holdings in an approved Discretionary Account, and any holdings designated as non- reportable on Exhibit B)
Initial Compliance Policies Certification		Annual Compliance Policies Certification

2Any New Hire who fails to submit the Covered Accounts/Initial Holdings Report (IHR) within the (10) calendar days of their employment start date will be prohibited from engaging in any personal securities transactions until such report is submitted and may be issued a violation and subject to other sanctions.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

In addition, the Quarterly Transaction Report can exclude the following transactions executed in Covered Securities that are either:

•	transactions in a Limited Offerings that have been previously disclosed to, and approved by, the GEO;
•	transactions in an automatic investment plan,
•	pre-authorized checking plan;
•	dividend reinvestment plan;
•	payroll deduction plan;
•	transactions executed in a Delegated Discretionary Account; and
•	transactions executed in Covered Securities that are either:
o	directly with an affiliated transfer agent; or
o	in the Covered Person’s registered group retirement savings plan.

New Covered Accounts. All Covered Persons must report any new Covered Account for themselves or any Immediate Family Member within 30 calendar days of opening. Unless the account has been reported, no personal securities transactions can occur within the account.

Exhibit B. Attached as Exhibit B is an Overview of Personal Trading Requirements that provides a summary of certain requirements set forth under this Code. The Overview is not meant to serve as a replacement for reading the Code.

Individuals who meet the definition of a Covered Person and are on a formal leave of absence or garden leave without access to Invesco systems are not considered Covered Persons during the time they are on leave.

C.	APPLICABILITY OF CODE TO INDEPENDENT NON-EXECUTIVE DIRECTORS/TRUSTEES.

Independent Non-Executive Directors/Trustees shall: (i) pre-clear any sale or purchase in IVZ shares prior to executing such transactions; (ii) report any potential or actual conflicts of interest; and (iii) submit an annual certification of compliance with this Code, with the GEO.

D.	VIOLATIONS AND SANCTIONS.

Covered Persons shall report violations and potential violations of this Code to GEO, the applicable CCO or their delegate. Violations and potential violations of the Code are investigated by the GEO.

If a determination is made that a Covered Person has violated the Code, a sanction may be imposed in accordance with the escalation procedure. Sanctions vary based on the severity of the violation(s) and include, but are not limited to:

•	a letter of education, a letter of warning or letter of reprimand;
•	reversal of trades processed in violation of the Code;
•	disgorgement of profits earned in the Code violation;

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

•	prohibition of personal trading abilities;
•	suspension, demotion or change in the Covered Person’s responsibilities;
•	termination of employment;
•	referral to civil or criminal authorities, where appropriate; or
•	any other sanction, as may be determined by the GEO, CCO and/or applicable governance committee.

The GEO maintains internal procedures regarding the violation investigation, sanction determination, and sanction enforcement process.

In mitigating or eliminating certain conflicts of interest that arise in connection with a Covered Person’s personal trading, a Covered Person may be required to sell a Covered Security that was previously approved. In the event the sale results in a loss, the Covered Person will not be entitled to reimbursement for such loss. In the event of a gain, the Covered Person may be required to disgorge any profit.

E.	CODE ADMINISTRATION.

In general, the GEO shall be responsible for the administration and oversight of the Code and shall be responsible for:

•	identifying Covered Persons, providing Covered Persons with the Code and notifying them of their reporting obligations under the Code, and ensuring that Covered Persons submit the required certifications and reports required under the Code;
•	reviewing the personal trading activities of Covered Persons to identify potential or actual violations of the Code and promptly investigating such matters to resolve and make the appropriate remediations, if needed; and
•	promptly report any violations of the Code in writing to the applicable CCO, Invesco UK Conflicts of Interest Committee or any other relevant governing bodies applicable to this Code, as applicable.

In very limited circumstances, certain exceptions to any provision of the Code may be granted on a case-by-case basis by the applicable CCO or their delegate. Such exceptions shall be documented in writing by the GEO.

Any questions regarding this Code should be directed to the GEO, which may be contacted using the GEO support portal via the intranet.

F.	REPORTING.

Quarterly: At least quarterly, each applicable CCO shall furnish a written report to the applicable Board regarding material violations of the Code by Covered Persons.

Annually: No less frequently than annually, each applicable CCO shall furnish a written report to the applicable Board that describes significant issues arising under the Code since the last report to the Board, including information about material violations of the Code and sanctions imposed in response to material violations.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

EXHIBIT A

The Code of Ethics and Personal Trading Policy for EMEA shall apply to the regulated entities listed below, as well as their applicable branches (collectively referred to as “Invesco EMEA”):

Germany

▪	Invesco Asset Management Deutschland GmbH (registered as an investment adviser with the SEC) and the branch in Austria

Ireland

▪	Invesco Investment Management Limited

Luxembourg

▪	Invesco Management S.A and the Branches in Belgium, France, Italy, Netherlands, Sweden and Spain

▪	Invesco Real Estate Management S.a.r.l (registered as an investment adviser with the SEC) and the branches in France.

Switzerland

▪	Invesco Asset Management (Schweiz) AG

United Kingdom

▪	Invesco Asset Management Limited (registered as an investment adviser with the SEC)
▪	Invesco Fund Management Limited
▪	Invesco Pensions Limited

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

EXHIBIT B

OVERVIEW OF PERSONAL TRADING REQUIREMENTS

Below are some, but not all, of the common investment instruments and key actions required of Covered Persons under the Code.

Security Type	Pre-Clearance	Reporting	60-Day Profit Limit Restriction
Equities
Common Stocks	Yes	Yes	Yes
IPOs	PROHIBITED	PROHIBITED	N/A
Preferred Stocks	Yes	Yes	Yes
Rights Issue or Rights Offer[1]	Yes	Yes	No
Trusts invested entirely in a currency or commodity	No	Yes	No
Exchange-Traded Products (i.e., ETFs, ETCs and ETNs)
Invesco ETPs (except for ETP Access Persons)	No	Yes	Yes
Invesco ETP’s (ETP Access Persons)	Yes	Yes	Yes
Unaffiliated broad-based ETPs (apart from single stock ETPs)	No	Yes	No
Single-stock ETPs and unaffiliated ETPs with a limited number of underlying securities (20 or less) that include Covered Securities	Yes	Yes	Yes
Cryptocurrencies[2]
Cryptocurrencies	No	No	No
Trusts invested entirely in a cryptocurrency	No	Yes	No
Derivatives
Futures, Swaps and Options based on common stock and affiliated ETPs	PROHIBITED	PROHIBITED	PROHIBITED
Futures, Swaps and Options Based on an index, currencies, commodities, cryptocurrency and unaffiliated ETPs	No	Yes	No

1 Preclearance is required on the day of electing to participate in the Rights issue or Offer.

2 Cryptocurrency exemptions are subject to change and requirements may be applied to certain Employees upon notification by Compliance. Some digital assets claiming to be cryptocurrency could be deemed securities by regulators. Please contact the Global Ethics Office if you have questions regarding the requirements of your digital assets under the Code.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.

Security Type	Pre-Clearance	Reporting	60-Day Profit Limit Restriction
Funds
Invesco Open-end Funds	No	Yes (No – Employee pensions)	Yes (No – Employee pensions)
Invesco Closed-end Funds	Yes	Yes	Yes
Unaffiliated Open-end Funds	No	No	No
Unaffiliated Closed-end Funds	Yes	Yes	Yes
Fixed Income/Bonds
Securities which are direct obligations of an OECD country ( e.g., US Treasury bonds)	No	No	No
Certificates of Deposit	No	No	No
Money Market Funds	No	No	No
Municipal Bonds	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
Structured products linked to indices	No	Yes	No
Invesco Ltd. Corporate Securities
Open Market IVZ shares	Yes	Yes	Yes
Sale of IVZ shares acquired through ESPP, RSA and LTA	Yes	Yes	No
Derivatives on IVZ, Short-sells of IVZ or IVZ share transactions in Professionally Managed Accounts	PROHIBITED	PROHIBITED	N/A
IVR shares	Yes	Yes	Yes
Long-Term Fund Awards
Invesco Fund grants awarded	No	Yes	No
Selling of Invesco Fund grants	Yes	Yes	No
Limited Offerings**/Private Placements	Yes	Yes	Yes
Non-Invesco offerings	Yes	Yes	Yes
Invesco offerings	Yes**	Yes	Yes

*Covered Persons may not engage in a Limited Offering without first: (a) obtaining approval prior to making or participating in the investment, and (b) providing the appropriate offering documentation (e.g., Offering Deck, Offering Memorandum or Term Sheet) to Compliance for the review. Limited Investment opportunities offered directly from Invesco to Employees do not require pre-clearance, unless otherwise directed in the offer.

**Covered Persons must pre-clear activity in Limited Offerings/Private Placements sponsored by Invesco Ltd. and its affiliates with GEO unless Invesco offers the investment exclusively to Employees.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by Compliance.